Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782

Media Contact	Chip Minty	405 228 8647

Devon Energy Reports Third-Quarter 2013 Results

•	Delivered 38 percent growth in U.S. oil production

•	Increased cash flow by 18 percent

•	Improved Canadian thermal oil realizations

•	Achieved positive well results in emerging oil plays

•	Exceeded company guidance for midstream operating profit

OKLAHOMA CITY – November 6, 2013 – Devon Energy Corporation (NYSE:DVN) today reported net earnings of $429 million or $1.06 per common share ($1.05 per diluted share) for the quarter ended September 30, 2013. This compares with a third-quarter 2012 net loss of $719 million or $1.80 per common share ($1.80 per diluted share).

Adjusting for items securities analysts typically exclude from their published estimates, the company earned $526 million or $1.29 per diluted share in the third quarter. This represents a 47 percent increase in adjusted earnings compared to the third quarter of 2012.

Strong Oil Growth Driven by U.S. Operations

Devon continued to deliver strong oil production growth in the third quarter. In aggregate, oil production averaged 165,000 barrels per day, a 16 percent increase compared to the third quarter of 2012. The most significant growth came from the company’s U.S. operations, where third-quarter oil production increased 38 percent year over year. This dramatic increase in U.S. oil production is largely attributable to growth from Devon’s Permian Basin and Mississippian-Woodford Trend projects.

Total production of oil, natural gas and natural gas liquids averaged 691,000 oil-equivalent barrels (Boe) per day in the third quarter, exceeding the mid-point of the company’s guidance range by approximately 3,000 barrels per day. The company’s highest margin products, oil and natural gas liquids, now account for 43 percent of total production.

“Devon delivered another quarter of solid results, both operationally and financially,” said John Richels, president and chief executive officer. “Once again we significantly increased light oil production in the U.S., reflecting our continued success in the Permian Basin and emerging oil plays. Additionally, Devon’s disciplined pursuit of high-margin production has improved cash margins by 16 percent year over year to our highest level in the past eight quarters.”

Key Operating Highlights

Permian Basin – Production averaged a record 82,000 Boe per day in the third quarter. Oil production increased 29 percent compared to the third quarter of 2012 and accounts for 60 percent of Devon’s total Permian production.

The most significant contributor to the company’s Permian oil growth was the Bone Spring play in the Delaware Basin. Devon added 24 new Bone Spring wells to production in the third quarter, with initial 30-day rates averaging 690 Boe per day, of which 72 percent was oil. These wells exceeded Devon’s type curve in the Bone Spring by 20 percent.

Also driving oil growth in the Permian was another strong performance from Devon’s Wolfcamp Shale position in the Southern Midland Basin. Devon brought 26 Wolfcamp Shale wells online during the third quarter, with initial 30-day rates averaging 400 Boe per day, of which 73 percent was oil.

Canadian Thermal Oil – In the third quarter, the significant improvement in Western Canadian Select benchmark pricing increased price realizations at Devon’s Jackfish thermal oil projects by 37 percent compared to the previous quarter to $74.03 per barrel.

Net production from Devon’s Jackfish 1 and Jackfish 2 thermal oil projects averaged 46,000 barrels of oil per day in the third quarter. This level of production was achieved in spite of higher post-payout royalty rates at Jackfish 1 and scheduled facility maintenance downtime at Jackfish 2.

Construction of the company’s third Jackfish thermal oil project is now approximately 80 percent complete. Plant startup at Jackfish 3 is expected in the third quarter of 2014.

Mississippian-Woodford Trend – Net production from Devon’s Mississippian-Woodford Trend averaged 10,700 Boe per day in September, representing a 68 percent increase from the second-quarter exit rate. Devon commenced production on 49 operated wells in this emerging light-oil play during the third quarter, with overall well results in line with target economics. Third-quarter activity was highlighted by results in the Woodford Oil Shale. Devon brought 10 Woodford wells online within its joint-venture acreage with initial 30-day production rates averaging 535 Boe per day, exceeding the company’s type curve expectations.

The company has 650,000 net acres in the greater Mississippian-Woodford Trend, prospective for both carbonate and shale opportunities. A subset of this acreage, approximately 200,000 net acres, resides within the company’s joint venture with Sinopec where Devon is benefitting from drilling carries that fund 80 percent of the well costs.

Rockies – Net oil production from the Rockies increased 34 percent compared to the third quarter of 2012 to 11,000 barrels per day. The company completed 9 oil wells in the Rockies during the third quarter. The most notable results were in the Powder River Basin where Devon commenced production on two Frontier wells. Initial 30-day rates from these two Frontier wells averaged 740 Boe per day, of which more than 85 percent was light oil. Devon has identified 600 risked locations across the Powder River Basin and expects its drilling inventory to increase as the company de-risks this oil opportunity.

Cana-Woodford Shale – Third-quarter production averaged a record 57,000 Boe per day. Devon established production from 39 operated wells in the quarter. The average 30-day initial production rate from these 39 wells was 950 Boe per day, exceeding the company’s type curve by nearly 15 percent.

Third-quarter oil and liquids production increased 58 percent compared to the prior-year quarter to 21,000 barrels per day, comprising nearly 40 percent of total Cana-Woodford production. The strong growth in liquids-rich production helped increase Cana-Woodford operating margins by 39 percent year over year.

Barnett Shale – Net production averaged 1.4 billion cubic feet of natural gas equivalent per day during the third quarter. Liquids production increased to 58,000 barrels per day, a 15 percent increase compared to the third quarter of 2012.

Upstream Revenue Increases 35 Percent; Midstream Profit Rises

Revenue from oil, natural gas and natural gas liquids sales totaled $2.3 billion in the third quarter, a 35 percent increase from the third quarter of 2012. The significant growth in revenue was attributable to improved natural gas and oil price realizations combined with higher oil production. In the third quarter, oil sales increased to nearly 60 percent of Devon’s total upstream revenues.

Devon’s marketing and midstream operating profit reached $137 million in the third quarter. This result exceeded the company’s guidance and represents a 25 percent increase compared to the year-ago quarter. The increase in operating profit was attributable to higher throughput at the company’s newly expanded Cana-Woodford and Barnett Shale processing facilities, higher natural gas prices and strong cost controls.

The company’s pre-tax expenses totaled $1.7 billion in the third quarter of 2013. On a unit-of-production basis, pre-tax expenses were 5 percent higher than the third quarter of 2012. The higher expenses were due to scheduled facility maintenance costs at Devon’s Jackfish 2 thermal oil project and higher activity levels in oil-driven projects. In general, oil wells have higher operating costs than gas wells, but also have higher margins in the current commodity price environment. The company’s third-quarter cash margins increased 16 percent year over year, reflecting the benefits of the increase in higher margin oil production.

Operating Cash Flow Increases 18 Percent

Operating cash flow reached $1.6 billion in the third quarter of 2013, an 18 percent increase compared to the year-ago period. Combined with $282 million of cash payments from the closing of minor asset sales during the quarter, Devon’s third-quarter cash inflows totaled $1.9 billion. These sources of cash allowed the company to comfortably fund its $1.7 billion capital program in the third quarter.

Devon maintained its strong balance sheet and liquidity position during the quarter. At September 30, 2013, the company held cash balances totaling $4.3 billion, and Devon’s net debt to adjusted capitalization ratio was 22 percent.

Midstream MLP Update

In October, Devon announced the signing of definitive agreements to combine substantially all of its U.S. midstream assets with Crosstex’s assets to form a new midstream business. The new business will consist of two publicly traded entities: a master limited partnership and a general partner entity (collectively the “New Company”). A name for the New Company will be announced prior to the closing of the transaction.

The transaction combines Devon’s large Texas and Oklahoma midstream platform with Crosstex’s positions in the Barnett Shale, Permian Basin, Eagle Ford, Haynesville, Gulf Coast, Utica and Marcellus. The combination creates a geographically diverse portfolio of midstream assets, a broad range of predominately fee-based services, and an increasing focus on liquids-based growth projects.

The New Company’s investment-grade credit profile will enable it to secure and execute sizeable organic development and acquisition opportunities across the midstream value chain. These characteristics position the new business to deliver attractive long-term growth. This transaction is expected to close in the first quarter of 2014.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Adjusted earnings, net debt, and adjusted capitalization are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided beginning on page 11.

Conference Call to be Webcast Today

Devon will discuss its third-quarter 2013 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time) and may be accessed from Devon’s home page at www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political or regulatory changes; and our limited control over third parties who operate our oil and gas properties. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)

	Quarter Ended September 30,		Nine Months Ended September 30,
Total Period Production:	2013	2012	2013	2012
Natural Gas (Bcf)
United States	178.0	190.2	534.4	565.3
Canada	41.2	44.8	125.0	142.7

Total Natural Gas	219.2	235.0	659.4	708.0

Oil / Bitumen (MMBbls)
United States	7.5	5.4	20.5	15.5
Canada	7.7	7.7	24.7	24.1

Total Oil / Bitumen	15.2	13.1	45.2	39.6

Natural Gas Liquids (MMBbls)
United States	10.9	9.3	31.1	26.7
Canada	0.9	0.8	2.7	3.0

Total Natural Gas Liquids	11.8	10.1	33.8	29.7

Oil Equivalent (MMBoe)
United States	48.1	46.4	140.6	136.5
Canada	15.4	16.0	48.2	50.8

Total Oil Equivalent	63.5	62.4	188.8	187.3

	Quarter Ended September 30,		Nine Months Ended September 30,
Average Daily Production:	2013	2012	2013	2012
Natural Gas (MMcf)
United States	1,934.8	2,067.1	1,957.6	2,063.0
Canada	448.0	487.2	457.9	520.8

Total Natural Gas	2,382.8	2,554.3	2,415.5	2,583.8

Oil / Bitumen (MBbls)
United States	81.4	58.9	75.1	56.6
Canada	83.5	83.6	90.4	87.8

Total Oil / Bitumen	164.9	142.5	165.5	144.4

Natural Gas Liquids (MBbls)
United States	118.7	100.8	113.8	97.7
Canada	10.0	9.2	9.9	10.8

Total Natural Gas Liquids	128.7	110.0	123.7	108.5

Oil Equivalent (MBoe)
United States	522.6	504.2	515.2	498.1
Canada	168.2	174.0	176.6	185.4

Total Oil Equivalent	690.8	678.2	691.8	683.5

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Natural Gas ($/Mcf) – Henry Hub	$3.58	$2.80	$3.67	$2.58
Oil ($/Bbl) – West Texas Intermediate (Cushing)	$105.94	$92.32	$98.18	$96.23

REALIZED PRICES

	Quarter Ended September 30, 2013
	Oil / Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$101.40	$3.08	$24.36	$32.72
Canada	$79.88	$2.67	$48.48	$49.65

Realized price without hedges	$90.51	$3.00	$26.23	$36.84
Cash settlements	$(4.00)	$0.24	$0.02	$(0.12)

Realized price, including cash settlements	$86.51	$3.24	$26.25	$36.72

	Quarter Ended September 30, 2012
	Oil / Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$84.84	$2.37	$25.07	$24.64
Canada	$58.75	$2.31	$46.41	$37.14

Realized price without hedges	$69.53	$2.36	$26.86	$27.85
Cash settlements	$6.58	$0.66	$0.03	$3.89

Realized price, including cash settlements	$76.11	$3.02	$26.89	$31.74

	Nine Months Ended September 30, 2013
	Oil / Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$93.94	$3.13	$25.12	$31.12
Canada	$60.14	$3.05	$46.54	$41.29

Realized price without hedges	$75.48	$3.11	$26.83	$33.71
Cash settlements	$0.02	$0.14	$0.08	$0.50

Realized price, including cash settlements	$75.50	$3.25	$26.91	$34.21

	Nine Months Ended September 30, 2012
	Oil / Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$90.79	$2.12	$29.31	$24.86
Canada	$58.56	$2.26	$48.92	$36.93

Realized price without hedges	$71.19	$2.15	$31.27	$28.14
Cash settlements	$3.47	$0.75	$0.02	$3.56

Realized price, including cash settlements	$74.66	$2.90	$31.29	$31.70

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Oil, gas and NGL sales	$2,341	$1,738	$6,367	$5,270
Oil, gas and NGL derivatives	(141)	(295)	(95)	515
Marketing and midstream revenues	520	422	1,511	1,136

Total revenues	2,720	1,865	7,783	6,921

Expenses and other, net:
Lease operating expenses	600	513	1,684	1,540
Marketing and midstream operating costs and expenses	383	313	1,128	847
Depreciation, depletion and amortization	691	716	2,069	2,080
General and administrative expenses	143	150	460	494
Taxes other than income taxes	115	104	353	306
Interest expense	104	110	322	296
Restructuring costs	4	—	50	—
Asset impairments	7	1,128	1,960	1,128
Other, net	34	(8)	83	46

Total expenses and other, net	2,081	3,026	8,109	6,737

Earnings (loss) from continuing operations before income taxes	639	(1,161)	(326)	184
Current income tax expense (benefit)	(50)	(41)	82	8
Deferred income tax expense (benefit)	260	(401)	(181)	4

Earnings (loss) from continuing operations	429	(719)	(227)	172
Loss from discontinued operations, net of tax	—	—	—	(21)

Net earnings (loss)	$429	$(719)	$(227)	$151

Basic net earnings (loss) per share:
Basic earnings (loss) from continuing operations per share	$1.06	$(1.80)	$(0.57)	$0.42
Basic loss from discontinued operations per share	—	—	—	(0.05)

Basic net earnings (loss) per share	$1.06	$(1.80)	$(0.57)	$0.37

Diluted net earnings (loss) per share:
Diluted earnings (loss) from continuing operations per share	$1.05	$(1.80)	$(0.57)	$0.42
Diluted loss from discontinued operations per share	—	—	—	(0.05)

Diluted net earnings (loss) per share	$1.05	$(1.80)	$(0.57)	$0.37

Weighted average common shares outstanding:
Basic	406	405	406	404
Diluted	407	405	407	405

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$429	$(719)	$(227)	$151
Loss from discontinued operations, net of tax	—	—	—	21
Adjustments to reconcile earnings (loss) from continuing operations to net cash from operating activities:
Depreciation, depletion and amortization	691	716	2,069	2,080
Asset impairments	7	1,128	1,960	1,128
Deferred income tax expense (benefit)	260	(401)	(181)	4
Unrealized change in fair value of financial instruments	166	535	212	173
Other noncash charges	30	22	206	136

Net cash from operating activities before balance sheet changes	1,583	1,281	4,039	3,693
Net decrease (increase) in working capital	24	34	(104)	48
Decrease in long-term other assets	(50)	(25)	(28)	(22)
Increase (decrease) in long-term other liabilities	44	71	92	68

Cash from operating activities - continuing operations	1,601	1,361	3,999	3,787
Cash from operating activities - discontinued operations	—	—	—	26

Net cash from operating activities	1,601	1,361	3,999	3,813

Cash flows from investing activities:
Capital expenditures	(1,650)	(1,961)	(5,219)	(6,228)
Proceeds from property and equipment divestitures	282	533	316	1,397
Purchases of short-term investments	—	(1,498)	(1,076)	(2,969)
Redemptions of short-term investments	869	278	3,419	2,308
Other	1	4	83	18

Cash from investing activities - continuing operations	(498)	(2,644)	(2,477)	(5,474)
Cash from investing activities - discontinued operations	—	—	—	58

Net cash from investing activities	(498)	(2,644)	(2,477)	(5,416)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	—	—	—	2,465
Net short-term debt borrowings (repayments)	(82)	600	(1,577)	(898)
Credit facility borrowings	—	—	—	750
Credit facility repayments	—	—	—	(750)
Proceeds from stock option exercises	—	3	1	25
Dividends paid on common stock	(89)	(80)	(259)	(242)
Excess tax benefits related to share-based compensation	—	4	5	5

Net cash from financing activities	(171)	527	(1,830)	1,355

Effect of exchange rate changes on cash	25	(7)	(9)	31

Net change in cash and cash equivalents	957	(763)	(317)	(217)

Cash and cash equivalents at beginning of period	3,363	6,101	4,637	5,555

Cash and cash equivalents at end of period	$4,320	$5,338	$4,320	$5,338

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$4,320	$4,637
Short-term investments	—	2,343
Accounts receivable	1,520	1,245
Other current assets	475	746

Total current assets	6,315	8,971

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	73,009	69,410
Not subject to amortization	3,319	3,308

Total oil and gas	76,328	72,718
Other	6,050	5,630

Total property and equipment, at cost	82,378	78,348
Less accumulated depreciation, depletion and amortization	(54,416)	(51,032)

Property and equipment, net	27,962	27,316

Goodwill	5,954	6,079
Other long-term assets	615	960

Total assets	$40,846	$43,326

Current liabilities:
Accounts payable	$1,269	$1,451
Revenues and royalties payable	807	750
Short-term debt	2,112	3,189
Other current liabilities	594	613

Total current liabilities	4,782	6,003

Long-term debt	7,956	8,455
Asset retirement obligations	2,161	1,996
Other long-term liabilities	830	901
Deferred income taxes	4,505	4,693
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	3,777	3,688
Retained earnings	15,292	15,778
Accumulated other comprehensive earnings	1,502	1,771

Total stockholders’ equity	20,612	21,278

Total liabilities and stockholders’ equity	$40,846	$43,326

Common shares outstanding	406	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

COMPANY OPERATED RIGS

	As of September 30,
	2013	2012
Number of Company Operated Rigs Running:
United States	60	65
Canada	4	4

Total	64	69

KEY OPERATING STATISTICS BY REGION

	Quarter Ended September 30, 2013
	Avg. Production	Operated Rigs at	Gross Wells
	(MBOED)	September 30, 2013	Drilled
Barnett Shale	226.3	5	44
Canadian Thermal Oil	45.6	1	1
Cana-Woodford Shale	57.0	10	59
Granite Wash	21.0	3	30
Gulf Coast / East Texas	52.9	—	—
Lloydminster	28.6	2	50
Mississippian	8.8	15	66
Permian Basin	82.0	23	100
Rocky Mountains	54.3	4	18
Other	114.3	1	16

Total	690.8	64	384

CAPITAL EXPENDITURES

	Quarter Ended September 30, 2013
(in millions)	United States	Canada	Total
Exploration	$191	$37	$228
Development	924	225	1,149

Exploration and development capital	$1,115	$262	$1,377
Capitalized G&A			88
Capitalized interest			11
Midstream capital			182
Other capital			35

Total Operations			$1,693

	Nine Months Ended September 30, 2013
	United States	Canada	Total
Exploration	$468	$115	$583
Development	2,725	818	3,543

Exploration and development capital	$3,193	$933	$4,126
Capitalized G&A			271
Capitalized interest			30
Midstream capital			529
Other capital			71

Total Operations			$5,027

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. The following tables summarize the effects of these items on third-quarter 2013 earnings.

RECONCILIATION TO GAAP INFORMATION

	Quarter Ended September 30, 2013
(in millions)	Before-Tax	After-Tax
Net earnings (GAAP)		$429
Oil, gas and NGL derivatives	134	84
Interest rate and other financial instruments	10	6
Asset impairments	7	4
Restructuring costs	4	3

Adjusted earnings (Non-GAAP)		$526

Diluted share count		407
Adjusted diluted earnings per share (Non-GAAP)		$1.29

	Quarter Ended September 30, 2012
	Before-Tax	After-Tax
Net earnings (GAAP)		$(719)
Oil, gas and NGL derivatives	538	349
Interest rate and other financial instruments	9	6
Asset impairments	1,128	719

Adjusted earnings (Non-GAAP)		$355

Diluted share count		405
Adjusted diluted earnings per share (Non-GAAP)		$0.88

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash, cash equivalents and short-term investments. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

	September 30,
(in millions)	2013	2012
Total debt (GAAP)	$10,068	$11,235
Adjustments:
Cash and short-term investments	4,320	7,502

Net debt (Non-GAAP)	$5,748	$3,733

Total debt	$10,068	$11,235
Stockholders’ equity	20,612	21,781

Total capitalization (GAAP)	$30,680	$33,016

Net debt	$5,748	$3,733
Stockholders’ equity	20,612	21,781

Adjusted capitalization (Non-GAAP)	$26,360	$25,514